Exhibit 99.1

NEWS RELEASE

	Contact:	Linda M. Siluk Chief Financial Officer (973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE	Investors:	Edward Nebb Comm-Counsellors, LLC (212) 367-6848

PARTY CITY CORPORATION ANNOUNCES THIRD QUARTER
AND NINE MONTH FISCAL 2004 RESULTS

     Rockaway, New Jersey, May 7, 2004 — Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its operating results for the third quarter and nine months of Fiscal 2004, ended March 27, 2004.

Third Quarter Results

     Net sales for Company-owned stores for the third quarter of Fiscal 2004 increased 1.9% to $97.7 million from $95.8 million in the same period last year. Same-store net sales for the quarter decreased 0.9% for Company-owned stores and increased 1.3% for franchise stores. The difference in same-store net sales growth for franchise stores versus Company-owned stores was largely due to different regional concentrations of the Company-owned stores and the franchise stores. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 3.2% to $203.1 million from $196.8 million in the comparable period last year.

     The Company reported a net loss of $5.6 million, or $0.33 per basic and diluted share, compared with a net loss of $1.8 million, or $0.11 per basic and diluted share, in the same period last year. The 2004 third quarter loss reflected a $4.1 million charge for the tentative settlement of a California class action litigation relating to overtime wage and hour laws. Earnings before interest, taxes, depreciation, and amortization (EBITDA), a non-GAAP financial measure, was a loss of $4.7 million for the third quarter of Fiscal 2004, compared with positive EBITDA of $1.2 million in the same period last year, again largely reflecting the litigation charge. See page 8 for a reconciliation of EBITDA to net (loss)

income and net cash provided by (used in) operating activities which are the GAAP financial measures most directly comparable to EBITDA.

     Gross margin as a percentage of net sales increased slightly to 26.9% for the third quarter ended March 27, 2004, from 26.8% in the same period last year, primarily due to net sales increases and reduced markdown activity, partially offset by increased occupancy costs. Merchandise clearance and inventory reduction initiatives led to a 22% decrease in average inventory per store compared with the same period last year. Store operating expenses as a percent of sales increased to 25.3% from 24.2% in the same period last year, largely due to increases in payroll, advertising and other operating expenses disproportionate to the increase in sales. General and administrative expenses increased 17.8% to $8.5 million for the third quarter of Fiscal 2004 from $7.2 million in the same period last year. General and administrative expenses were 8.7% and 7.5% of net sales for the third quarter of Fiscal 2004 and Fiscal 2003, respectively. This increase in general and administrative expenses is primarily due to increased corporate payroll to support Party City’s strategic initiatives, professional fees and training related to the implementation of the new information system, and professional fees for the Company’s logistics and Sarbanes-Oxley compliance initiatives. Of the $1.3 million increase, approximately $500,000 relates to new systems implementation and compliance initiatives.

     Franchise profit contribution decreased 3.6% to $1.86 million from $1.93 million in the comparable period last year, primarily reflecting an increase in franchise expenses allocated to the franchise segment during the quarter, partially offset by increases in royalties due to the increased franchise store base and same store net sales increases.

     Interest expense decreased to $79,000 for the third quarter of Fiscal 2004 from $208,000 in the same period last year, due to lower average borrowings compared to last year.

Nine-Month Results

     Net sales for Company-owned stores for the first nine months of Fiscal 2004 increased 7.7% to $375.6 million from $348.6 million in the first nine months of last year. Same-store net sales for the nine-month period increased 2.5% for Company-owned stores and 4.5% for franchise stores. Total chain-wide net sales increased 7.8% to $776.0 million from $719.9 million in the comparable period last year.

     Party City recorded net income of $11.8 million, or $0.60 per diluted share for the first nine months of Fiscal 2004, compared with $11.5 million, or $0.58 per diluted share, in the same period last year. The 2004 nine-month results reflected the $4.1 million litigation charge described earlier. EBITDA, a non-GAAP financial measure, was $32.5 million, a 5.0% decrease, compared with $34.2 million in the same period last year. See page 8 for a reconciliation of EBITDA to net (loss) income and net cash provided by (used in) operating activities which are the GAAP financial measures most directly comparable to EBITDA.

     Gross margin declined as a percentage of net sales to 33.3% for the nine months ended March 27, 2004 from 33.9% in the same period last year due to a high level of promotional activity in July and August, the continued emphasis on the clearance of discontinued merchandise and increased occupancy costs. Store operating expenses as a percent of net sales decreased to 23.1% from 23.3% in the same period last year, due to a decrease in store opening expenses and grand-opening advertising expenses as fewer stores were opened in the first nine months of Fiscal 2004 compared with the same period last year. General and administrative expenses increased 5.4% to $24.2 million in the nine-months ended March 27, 2004 from $22.9 million in the same period last year. General and administrative expenses were 6.4% and 6.6% of net sales for the nine-months ended March 27, 2004 and March 29, 2003, respectively. This increase in general and administrative expenses primarily reflects the increased staffing, information system, logistics and Sarbanes-Oxley compliance initiatives, noted previously.

     Franchise profit contribution increased 12.1% to $10.3 million from $9.1 million in the comparable period last year, reflecting increases in royalties due to the increased franchise store base and same store net sales increases.

     Interest expense decreased to $391,000 for the nine months ended March 27, 2004 from $3.9 million in the same period last year, reflecting the repurchase of outstanding senior notes, with an effective interest rate of 29%, during the second quarter of Fiscal 2003.

Store Growth and Chain Update

     During the nine months ended March 27, 2004, the Company opened eight stores and closed one store, compared with 33 openings (which included 11 stores acquired in Seattle and two acquired from franchisees) and one store closing during the same period last year. The Company also added 15 franchise stores in the first nine months of Fiscal 2004 versus nine franchise stores added in the same period last year, while two franchise stores were closed in the first nine months of fiscal 2004 versus eight franchise stores closed in the same period last year.

Management Perspective

     Nancy Pedot, Chief Executive Officer of Party City Corporation, commented, “We are executing on several key aspects of our strategies to enhance Party City’s financial performance and shareholder value. Our merchandising, planning and allocation team has been strengthened. We are gradually introducing new products, with exclusive designs, into our stores. Early indications show that these new products are performing well. We are adopting pricing and advertising approaches that better reflect our price/value proposition to differentiate our shopping experience. An information system upgrade is being implemented on schedule, and we continue to develop our logistics initiative. While the costs of these actions are reflected in our recent financial performance, we are confident that we are creating the right environment for future profitable growth.”

     Party City Corporation is America’s largest party goods chain. Party City currently operates 249 Company-owned stores and has 255 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
Statement of Operations Data:
Total revenues	$101,548	$99,533	$391,083	$362,730

Company-owned stores:
Net sales	$97,662	$95,846	$375,586	$348,618
Cost of goods sold and occupancy costs	71,432	70,164	250,465	230,563

Gross profit	26,230	25,682	125,121	118,055
Store operating and selling expense	24,754	23,196	86,923	81,182

Company-owned stores profit contribution	1,476	2,486	38,198	36,873
General and administrative expense	8,506	7,223	24,163	22,928

	(7,030)	(4,737)	14,073	13,945
Litigation charge	4,100	—	4,100	—

Company owned (loss) profit contribution	(11,130)	(4,737)	9,935	13,945

Franchise stores:
Royalty fees	3,806	3,607	14,929	13,757
Franchise fees	80	80	568	355

Total franchise revenues	3,886	3,687	15,497	14,112
Total franchise expense	2,024	1,755	5,245	4,963

Franchise profit contribution	1,862	1,932	10,252	9,149
Operating (loss) income	(9,268)	(2,805)	20,187	23,094
Interest expense, net	79	208	391	3,917

(Loss) income before income taxes	(9,347)	(3,013)	19,796	19,177
(Benefit) provision for income taxes	(3,786)	(1,205)	8,017	7,671

Net (loss) income	$(5,561)	$(1,808)	$11,779	$11,506

Basic (loss) earnings per share	$(0.33)	$(0.11)	$0.70	$0.69
Weighted average shares outstanding — basic	16,992	16,653	16,871	16,617
Diluted (loss) earnings per share	$(0.33)	$(0.11)	$0.60	$0.58
Weighted average shares outstanding — diluted	16,992	16,653	19,630	19,757

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	March 27,	March 29,	June 28,
	2004	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$15,773	$3,036	$3,372
Merchandise inventory	61,104	76,156	65,908
Other current assets, net	19,570	20,819	21,900

Total current assets	96,447	100,011	91,180
Property and equipment, net	49,242	53,432	52,819
Goodwill	18,614	19,172	18,614
Other assets	5,117	4,152	5,386

Total assets	$169,420	$176,767	$167,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,796	$46,272	$37,960
Accrued expenses and other current liabilities	30,599	21,139	24,998
Book overdraft	106	2,641	4,126
Advances under Loan Agreement	—	18,637	11,229

Total current liabilities	66,501	88,689	78,313
Long-term liabilities:
Deferred rent and other long-term liabilities	9,818	10,759	10,264
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 40,000,000 shares authorized; 17,760,444, 17,177,151 and 17,296,807 shares issued and outstanding, respectively	178	172	173
Additional paid-in capital	45,073	41,662	43,178
Retained earnings	53,790	41,425	42,011
Treasury stock, at cost (747,012 shares for each period presented)	(5,940)	(5,940)	(5,940)

Total stockholders’ equity	93,101	77,319	79,422

Total liabilities and stockholders’ equity	$169,420	$176,767	$167,999

PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA
(in thousands, except store data)

	Quarter Ended		Nine Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
Operating Data:
(Decrease) Increase in Company-owned same store sales	(0.9%)	(2.4%)	2.5%	1.1%
Increase in franchise same-store sales	1.3%	1.7%	4.5%	3.3%
Other Information:
Depreciation and amortization	$4,614	$3,959	$12,306	$11,092
Cash flow (used in) provided by
Investing activities	$(5,109)	$(1,479)	$(8,638)	$(16,637)
Financing activities	(3,828)	6,214	(13,768)	4,877
Balance Sheet Data:
Working capital	$29,946	$11,322	$29,946	$11,322
Total assets	169,420	176,767	169,420	176,767
Borrowings	—	18,637	—	18,637
Stockholders’ equity	93,101	77,319	93,101	77,319
Store Data:
Company-owned:
Stores open at beginning of period	247	239	242	209
Stores opened	2	3	8	20
Stores closed	—	(1)	(1)	(1)
Stores acquired from franchisees	—	—	—	2
External acquisitions converted during the period.	—	—	—	11

Stores open at end of period	249	241	249	241
Average Company-owned stores open in period	248	240	247	233
Franchise:
Stores open at beginning of period	254	240	241	242
Stores opened	2	1	15	9
Stores closed	(2)	—	(2)	(8)
Stores sold to Company	—	—	—	(2)

Stores open at end of period	254	241	254	241
Average Franchise stores open in period	253	240	251	244
Total stores chainwide	503	482	503	482

Chainwide sales	$203,000	$197,000	$776,000	$720,000

PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET (LOSS) INCOME AND
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(in thousands)
(Unaudited)

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net (loss) income follows for the periods indicated:

	Quarter Ended		Nine-Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
EBITDA (a)	$(4,654)	$1,154	$32,493	$34,186
Depreciation and amortization	(4,614)	(3,959)	(12,306)	(11,092)
Interest expense, net	(79)	(208)	(391)	(3,917)
Benefit (provision) for income taxes	3,786	1,205	(8,017)	(7,671)

Net (loss) income	$(5,561)	$(1,808)	$11,779	$11,506

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our net cash provided by (used in) operating activities:

	Quarter Ended		Nine-Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
EBITDA (a)	$(4,654)	$1,154	$32,493	$34,186
Interest expense, net	(79)	(208)	(391)	(3,917)
Benefit (provision) for income taxes	3,786	1,205	(8,017)	(7,671)
Non-cash interest	40	30	120	1,584
Deferred rent	(86)	31	(326)	558
Equity based compensation	270	47	418	799
Provision for doubtful accounts	58	142	(82)	(460)
Other	3	—	13	—
Changes in assets and liabilities:
Accounts payable, accrued expenses and other current liabilities	1	(6,134)	3,438	8,253
Merchandise inventory	(823)	(6,967)	4,804	(19,882)
Other long-term liabilities	—	45	(119)	(95)
Other current assets and other assets	5,644	5,682	2,456	(2,026)

Net cash provided by (used in) operating activities	$4,160	$(4,973)	$34,807	$11,329

(a)	Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or net cash provided by operating activities (all as determined in accordance with generally accepted accounting principles (“GAAP”)) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by GAAP. We have presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

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